Exhibit 1

JOINT FILING AGREEMENT

WHEREAS, the undersigned (collectively, the "Reporting Persons") from time to time may make filings with the Securities and Exchange Commission pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Reporting Persons may prefer to make joint filings on behalf of all Reporting Persons, rather than individual filings on behalf of each of the Reporting Persons, in those cases where the Reporting Persons intend to file as a group;

NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

1.           Each of the Reporting Persons is individually eligible to make joint filings.

2.           Each of the Reporting Persons is responsible for timely making joint filings and any amendments thereto.

3.           Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in joint filings.

4.           None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in joint filings, unless such person knows or has reason to believe that such information is inaccurate.

5.           The undersigned agree that each joint filing made on or after the date hereof, by agreement among all of them, will be, and any amendment thereto will be, made on behalf of each of the Reporting Persons.

OFFSHORE EXPLORATION AND PRODUCTION, LLC

April 15, 2010	By:	/s/ Brooks Kallop
Brooks Kallop
Vice President

April 15, 2010		/s/ William Kallop
William Kallop

April 15, 2010		/s/ Brooks Kallop
Brooks Kallop

April 15, 2010		/s/ Brent Kallop
Brent Kallop